EXHIBIT (a)(1)(J)

FOR IMMEDIATE RELEASE

INVITROGEN COMMENCES CASH TENDER OFFER FOR BIORELIANCE
AT $48 PER SHARE

Carlsbad, CA, Jan. 8, 2004- Invitrogen Corporation (Nasdaq: IVGN), today announced that Baseball Acquisition Corporation, its wholly-owned subsidiary, has commenced a cash tender offer for all of the outstanding shares of BioReliance Corporation (Nasdaq: BREL) for $48 per share.

Invitrogen and BioReliance announced on December 24, 2003 that the two companies had signed a definitive merger agreement for Invitrogen to acquire BioReliance in an all cash tender offer.

BioReliance has advised Invitrogen that the Board of Directors of BioReliance has unanimously approved the acquisition and recommends that BioReliance stockholders accept the tender offer, tender their shares pursuant to the tender offer and adopt the merger agreement. In addition, certain stockholders of BioReliance have agreed to tender their shares representing approximately 38.5% of the outstanding shares on a fully diluted basis in support of the transaction.

The tender offer is subject to certain conditions, including the tender of at least 51%, on a fully diluted basis, of BioReliance’s shares, receipt of regulatory approvals, and other customary conditions.

Unless the tender offer is extended, the tender offer and withdrawal rights will expire at 11:59 p.m., New York City time, on February 5, 2004.

Following the completion of the tender offer, Invitrogen intends to merge its acquisition subsidiary with and into BioReliance to acquire all BioReliance shares not tendered in the tender offer. Any BioReliance stockholders who do not tender their shares will receive the same cash price per share paid in the tender offer, subject to their right to pursue appraisal under Delaware law.

The complete terms and conditions of the tender offer are set forth in the Offer to Purchase, Letter of Transmittal and other related materials being filed by Invitrogen and Baseball Acquisition Corporation with the SEC. Copies of the Solicitation/Recommendation Statement on Schedule 14D-9 being filed with the SEC today by BioReliance, and copies of the Offer to Purchase, Letter of Transmittal and other related materials, are available from Lawrence Dennedy of MacKenzie Partners, Inc., the information agent for the tender offer, at the telephone number and address set forth below. American Stock Transfer & Trust Company is acting as depositary for the tender offer.

About Invitrogen

Invitrogen Corporation (Nasdaq: IVGN) provides products and services that support academic and government research institutions and pharmaceutical and biotech companies worldwide in their efforts to improve the human condition. The company provides essential life science technologies for disease research, drug discovery, and commercial bioproduction. Invitrogen’s own research and development efforts are focused on breakthrough innovation in all major areas of biological discovery including functional genomics, proteomics, bio-informatics and cell biology — placing Invitrogen’s products in nearly every major laboratory in the world. Founded in 1987, Invitrogen is headquartered in Carlsbad, California and conducts business in more than 70 countries around the world. The company globally employs approximately 3,000 scientists and other professionals. For more information about Invitrogen, visit the company’s web site at www.invitrogen.com.

About BioReliance

BioReliance Corporation (Nasdaq: BREL) is a leading contract service organization providing testing, development and manufacturing services for biologic-based drugs and other biomedical products to biotechnology and pharmaceutical companies worldwide. The Company believes that it is the largest provider of outsourcing services focused on the expanding biologics sector of the pharmaceutical industry.

Safe Harbor Statement / Forward-Looking Statements

Certain statements contained in this press release are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and it is Invitrogen’s intent that such statements be protected by the safe harbor created thereby. Such forward-looking statements are subject to a number of risks, uncertainties and other factors detailed from time to time in Invitrogen’s Securities and Exchange Commission filings that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES OF BIORELIANCE. BASEBALL ACQUISITION CORPORATION AND INVITROGEN ARE FILING A TENDER OFFER STATEMENT ON SCHEDULE TO CONTAINING AN OFFER TO PURCHASE, FORM OF LETTER OF TRANSMITTAL AND OTHER DOCUMENTS RELATING TO THE TENDER OFFER, AND BIORELIANCE IS FILING A SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WITH RESPECT TO THE TENDER OFFER WITH THE SEC. BASEBALL ACQUISITION CORPORATION, INVITROGEN AND BIORELIANCE ARE MAILING THESE DOCUMENTS TO BIORELIANCE STOCKHOLDERS. THESE DOCUMENTS CONTAIN IMPORTANT INFORMATION ABOUT THE TENDER OFFER AND BIORELIANCE STOCKHOLDERS ARE URGED TO READ THEM CAREFULLY AND IN THEIR ENTIRETY. BIORELIANCE STOCKHOLDERS MAY OBTAIN A FREE COPY OF THESE DOCUMENTS AT THE WEBSITE MAINTAINED BY THE SEC AT WWW.SEC.GOV. DOCUMENTS MAY ALSO BE OBTAINED FROM THE INFORMATION AGENT FOR THE TENDER OFFER, LAWRENCE DENNEDY OF MACKENZIE PARTNERS, INC., 105 MADISON AVENUE, NEW YORK, NY 10016, (212) 929-5500 OR (800) 322-2885.

###